Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2014

Company Declares Regular Quarterly Cash Dividend of $0.05 Per Share and
Board of Directors Authorizes Additional Share Repurchases

HIGH POINT, N.C. (February 25, 2014) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter and nine months ended January 26, 2014.

Fiscal 2014 Third Quarter Highlights:

▪
Net sales were $72.4 million, up 13.6 percent, with mattress fabric sales up 8.5 percent and upholstery fabric sales up 20.1 percent, as compared with the same quarter last year.  This reflects the highest sales level for the third quarter in ten years.

▪	Pre-tax income was $4.6 million, compared with $4.5 million in the third quarter of fiscal 2013. The $4.6 million reflects the highest pre-tax income level for the third quarter in over 15 years.

▪
Adjusted net income (non-GAAP) was $3.9 million, or $0.31 per diluted share, for the current quarter, compared with $3.9 million, or $0.32 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).

▪
Net income (GAAP) was $8.4 million, or $0.68 per diluted share, compared with net income of $2.8 million, or $0.23 per diluted share, in the prior year period.  Net income for the third quarter of fiscal 2014 included an income tax benefit $3.8 million, while net income for the third quarter of fiscal 2013 included an income tax expense of $1.7 million.

▪	The company’s financial position remained strong with cash and cash equivalents and short term investments of $30.4 million and total debt of $5.0 million as of January 26, 2014.

▪	The company paid a regular quarterly cash dividend of $0.05 per share, which compares with a $0.03 per share regular cash dividend in the prior year period.

Fiscal 2014 Year to Date Highlights

▪
Year to date sales were $213.1 million, up 7.4 percent from the same period a year ago, with mattress fabrics segment sales up 3.4 percent and upholstery fabrics segment sales up 12.7 percent over the same period a year ago.

▪	Pre-tax income was $14.9 million, up from $14.4 million for the same period last year.

▪	Adjusted net income (non-GAAP) was $12.6 million, or $1.02 per diluted share, compared with $12.3 million, or $0.99 per diluted share, for the prior year period.

Net income (GAAP) was $14.7 million, or $1.19 per diluted share, compared with net income of $14.6 million, or $1.17 per diluted share, for the same period a year ago.  Year to date net income for both periods was affected by substantial income tax benefits booked in the third quarter of fiscal 2014 and the second quarter of fiscal 2013.

▪	Consolidated return on capital was 27 percent, compared with 28 percent for the same period a year ago.

▪
Free cash flow was $8.0 million, compared with $8.5 million for the same period a year ago.  The company expects free cash flow for fiscal 2014 to be comparable to the $13.1 million achieved in fiscal 2013.

-MORE-

CFI Announces Results for Third Quarter Fiscal 2014

February 25, 2014

▪
The projection for fourth quarter fiscal 2014 is for overall sales to be 3 percent to 7 percent higher compared with the previous year’s fourth quarter.  Pre-tax income for the fourth quarter of fiscal 2014 is expected to be in the range of $5.0 million to $5.9 million.  Pre-tax income for the fourth quarter of fiscal 2013 was $5.9 million.

▪	The projection for the full year is for overall sales to be up approximately 5 percent, which represents the fifth consecutive year for sales growth.

▪
Pre-tax income for the full year is expected to be $19.9 million to $20.8 million, compared with $20.3 million in fiscal 2013.  The prior year pre-tax income of $20.3 million was the highest level in fifteen years.

Overview

For the third quarter ended January 26, 2014, net sales were $72.4 million, a 13.6 percent increase compared with $63.7 million a year ago.  The company reported net income of $8.4 million, or $0.68 per diluted share, for the third quarter of fiscal 2014, compared with net income of $2.8 million, or $0.23 per diluted share, for the third quarter of fiscal 2013.  Net income for the third quarter of fiscal 2014 included an income tax benefit of $3.8 million, which includes a $5.4 million income tax benefit to recognize U.S. foreign tax credits net of the income tax effects of the undistributed earnings associated with the company’s China operation, as determined on a U.S. income tax and financial reporting basis.  Net income for the third quarter of fiscal 2013 included an income tax expense of $1.7 million.

Given the volatility in the income tax area during fiscal 2014 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and a reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $50.7 million in U.S. net operating loss carryforwards as of the end of fiscal 2013.  For the third quarter of fiscal 2014, adjusted net income was $3.9 million, or $0.31 per diluted share, compared with $3.9 million, or $0.32 per diluted share, for the third quarter of fiscal 2013.  On a pre-tax basis, the company reported income of $4.6 million compared with pre-tax income of $4.5 million for the third quarter of fiscal 2013.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We continued to build upon our sales momentum thus far in fiscal 2014, with a 14 percent sales gain for the third quarter compared with a year ago.  These favorable results are primarily product related, as we continue to experience excellent customer response to our creative designs and innovative fabrics.  We have worked diligently – as our top strategic priority – to drive product innovation throughout our company.  It is very encouraging to see significant tangible progress resulting from these efforts with increased sales to existing key customers as well as new customers.  We compete in a product and fashion oriented business that is always changing.  Our ability to adapt quickly to such changes and to create innovative fabrics, season after season, is the key to our long-term success.

“We are on track to have another outstanding year of solid sales growth, consistent profitability and excellent free cash flow.  As a result, we have the financial strength to invest aggressively in capital expenditures and working capital to drive organic growth, as well as to provide added value to shareholders through dividends and share repurchases,” added Saxon.

Mattress Fabrics Segment

Mattress fabric sales for the third quarter were $38.5 million, up 8.5 percent compared with $35.5 million for the third quarter of fiscal 2013.

“Our mattress fabrics business had a solid sales performance in the third quarter of fiscal 2014,” said Iv Culp, president of Culp’s mattress fabrics division.  “These results reflect the growing consumer demand for ‘better’ designed bedding products and strong market penetration.  Culp is well positioned to meet this demand with our extensive design capabilities and technical expertise, supported by a scalable manufacturing platform and reactive capacity.  We now offer a complete array of innovative fabrics and mattress covers to all major players across all categories in the mattress industry.

-MORE-

CFI Announces Results for Third Quarter Fiscal 2014

February 25, 2014

“Our operating results for the third quarter were affected by higher than expected transition costs in Culp-Lava, our new mattress cover operation, as well as additional sampling and development costs in support of new customer roll-outs for calendar 2014.  We experienced short-term challenges during the third quarter that lowered gross profit by approximately $600,000, as we absorbed the production of some mattress covers acquired from a previous supplier.  However, as these specific covers are phased out during the fourth quarter and new 2014 mattress covers are introduced, we expect significant improvement in our operating efficiencies and margins going forward.  Despite the operational challenges, we are pleased with the added sales contribution from Culp-Lava in the third quarter and are optimistic about continued growth in sales and improved productivity in the fourth quarter and beyond.

“The fundamentals of our mattress fabrics business are strong and Culp has a solid competitive position with a favorable product mix that reflects today’s style trends.  We are very encouraged by the response to our exciting designs and new product introductions.  Culp had an outstanding showing at the recent Las Vegas bedding market, with strong placements from key customers for both mattress fabrics and covers.  We are excited about the opportunities ahead to grow our business and to enhance Culp’s leadership position in the bedding industry.”

Upholstery Fabrics Segment

Sales for this segment were $33.8 million for the third quarter, a 20.1 percent improvement compared with sales of $28.2 million in the third quarter of fiscal 2013.

“Our upholstery fabrics business had an outstanding performance in the third quarter of fiscal 2014,” noted Saxon.  “The higher than expected sales primarily reflect continued positive customer response to our innovative designs and diverse product offering.    In addition, we experienced a greater than expected level of sales in the third quarter as customers anticipated longer lead times related to the Chinese New Year holiday, which occurred in late January of this year.  Notably, sales of China produced fabrics accounted for 92 percent of upholstery fabric sales in the third quarter.

“Our 100% owned China platform offers significant manufacturing flexibility to produce a variety of product categories, and we have continued to leverage this capability to meet changing customer demand in line with furniture style trends.  As a result, we have increased sales to our key customers with our outstanding designs and new product offerings.  We are also excited about our ability to reach new customers and expand our market presence.  Culp is well positioned for continued growth, especially as business conditions improve with a more stable housing market.”

Saxon continued, “With respect to Culp Europe, we have continued to make progress throughout fiscal 2014, and we remain optimistic about the long-term opportunities for Culp with a European market presence.”

Balance Sheet

“Our strong financial position continues to be an important advantage for Culp in fiscal 2014,” added Saxon.  “The company has generated $8.0 million in free cash flow through the first nine months of fiscal 2014, after investing $6.2 million in working capital and spending $2.7 million in capital expenditures.  As of January 26, 2014, we reported $30.4 million in cash and cash equivalents and short-term investments.  Total debt at the end of the third quarter was $5.0 million, which includes long-term debt plus current maturities of long-term debt and our line of credit.  Notably, our net cash position, or cash minus total debt, was $25.4 million at the end of the third quarter.  We expect our net cash position to build during the fourth quarter.”

Quarterly Dividend and Share Repurchase Program

The company paid a $0.05 per share dividend during the quarter.  The company also announced that its Board of Directors has approved the payment of a quarterly cash dividend of $0.05 per share, to be paid on or about April 15, 2014, to shareholders of record as of the close of business on April 1, 2014.  The quarterly dividend paid during the same period last year was $0.03 per share.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

-MORE-

CFI Announces Results for Third Quarter Fiscal 2014

February 25, 2014

In addition, the company announced that its Board of Directors has approved an increase in the authorization for the company to acquire its common stock to $5.0 million, an increase from the current $2.0 million authorization.  Under the stock repurchase program, shares may be purchased from time to time in open market transactions, block trades, through plans established under the Securities and Exchange Act Rule 10b5-1, or otherwise.  The amount of shares purchased and the timing of the purchases will be based on working capital requirements, market and general business conditions and other factors, including alternative investment opportunities.

Commenting on this announcement, Saxon said, “The increase in the share repurchase program reflects our solid and consistent financial performance and strong balance sheet, along with the leadership position we have achieved in each of our businesses.  These actions reinforce our confidence in the company’s future and our commitment to generating value for our shareholders through the payment of dividends and share repurchases, as we have previously disclosed in our capital allocation strategy.”

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2014, Saxon remarked, “Given the adverse weather conditions experienced in many parts of the country thus far in calendar 2014 and the related impact on furniture and mattress manufacturers and retailers, providing guidance for the company’s fiscal fourth quarter has become more difficult.

“At this time, we expect overall sales to be up 3 percent to 7 percent as compared with the fourth quarter of fiscal 2013.  For the year, we expect overall fiscal 2014 annual sales to exceed last year’s annual sales by approximately 5 percent.

“We expect fourth quarter sales in our mattress fabrics business to be up 3 percent to 7 percent as compared to the same period a year ago.  Operating income in this segment is expected to be flat to slightly higher, while margins are expected to be slightly lower as compared with the same period a year ago.  This performance reflects significant improvement over the results for the third quarter of fiscal 2014.

“For the full fiscal year, we expect mattress fabrics sales to be approximately 4 percent higher than fiscal 2013, and operating income and margins are expected to be somewhat lower than last fiscal year.

“In our upholstery fabrics business, we expect fourth quarter sales to be up 1 percent to 5 percent compared with the previous year’s fourth quarter results.  Because the Chinese New Year holiday falls entirely in the fourth quarter of fiscal 2014, our sales and production schedules will be affected by the extended break.  We believe the upholstery fabric segment’s operating income and margins will be flat to slightly lower when compared with the same quarter of last year.

“For the full fiscal year, we expect upholstery fabric sales to be approximately 10 percent higher than last fiscal year.  Operating income in this segment is expected to be significantly higher than last year, while operating margins are expected to be moderately higher as compared to last year.

“Considering these factors, the company expects to report pre-tax income for the fourth fiscal quarter of 2014 in the range of $5.0 million to $5.9 million.  Pre-tax income for last year’s fourth quarter was $5.9 million.  For fiscal 2014 as a whole, we expect pre-tax income in the range of $19.9 million to $20.8 million, compared with $20.3 million last fiscal year.”

In closing, Saxon remarked, “We are pleased with our performance to date in fiscal 2014 and our ability to continue to grow our business in a dynamic global marketplace.  Our creative designs and innovative fabric styles are resonating with our customers in both businesses with favorable results.  We are building a strong economic moat in both businesses with our flexible and scalable global manufacturing platform, supported by design expertise, product innovation and outstanding customer service.  We look forward to our future growth prospects and our ability to continue generating strong free cash flow.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

-MORE-

CFI Announces Results for Third Quarter Fiscal 2014

February 25, 2014

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, gross profit margins, operating income, SG&A or other expenses, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2013 for the fiscal year ended April 28, 2013.

-MORE-

CFI Announces Results for Third Quarter Fiscal 2014

February 25, 2014

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2014	2013	2014	2013

Net sales	$72,389,000	$63,695,000	$213,119,000	$198,439,000
Income before income taxes	$4,574,000	$4,523,000	$14,923,000	$14,426,000
Net income	$8,381,000	$2,823,000	$14,707,000	$14,614,000
Net income per share:
Basic	$0.69	$0.23	$1.21	$1.19
Diluted	$0.68	$0.23	$1.19	$1.17

Adjusted net income	$3,865,000	$3,872,000	$12,610,000	$12,349,000
Adjusted net income per share
Basic	$0.32	$0.32	$1.04	$1.01
Diluted	$0.31	$0.32	$1.02	$0.99

Average shares outstanding:
Basic	12,188,000	12,095,000	12,173,000	12,279,000
Diluted	12,405,000	12,290,000	12,405,000	12,467,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2014	2013	2014	2013

Income before income taxes	$4,574,000	$4,523,000	$14,923,000	$14,426,000
Adjusted income taxes (2)	$709,000	$651,000	$2,313,000	$2,077,000
Adjusted net income	$3,865,000	$3,872,000	$12,610,000	$12,349,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $50.7 million in net operating loss carryforwards.  Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 15.5% for fiscal 2014 and 14.4% for fiscal 2013.

-MORE-

CFI Announces Results for Third Quarter Fiscal 2014

February 25, 2014

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Nine Months Ended January 26, 2014, and January 27, 2013
(Unaudited)
(Amounts in Thousands)

		NINE MONTHS ENDED

		Amounts
		January 26,	January 27,
		2014	2013

Consolidated Effective GAAP Income Tax Rate	(1)	1.4%	(1.3)%

Reduction of U.S. Valuation Allowance		-	83.7%

Undistributed earnings from foreign subsidiaries		34.2%	(46.3)%

Non-Cash U.S. Income Tax Expense		(20.0)%	(20.2)%

Non-Cash Foreign Income Tax Expense		(0.1)%	(1.5)%

Consolidated Adjusted Effective Income Tax Rate	(2)	15.5%	14.4%

		THREE MONTHS ENDED
		As reported		January 26, 2014	As reported		January 27, 2013
		January 26,		Proforma Net	January 27,		Proforma Net
		2014	Adjustments	of Adjustments	2013	Adjustments	of Adjustments

Income before income taxes		$4,574	$-	$4,574	$4,523		$4,523

Income taxes (3)		(3,807)	$4,516	709	1,700	$(1,049)	651
Net income		$8,381	$(4,516)	$3,865	$2,823	$1,049	$3,872

Net income per share-basic		$0.69	$0.37	$0.32	$0.23	$(0.09)	$0.32
Net income per share-diluted		$0.68	$0.36	$0.31	$0.23	$(0.09)	$0.32
Average shares outstanding-basic		12,188	12,188	12,188	12,095	12,095	12,095
Average shares outstanding-diluted		12,405	12,405	12,405	12,290	12,290	12,290

		NINE MONTHS ENDED
		As reported		January 26, 2014	As reported		January 27, 2013
		January 26,		Proforma Net	January 27,		Proforma Net
		2014	Adjustments	of Adjustments	2013	Adjustments	of Adjustments

Income before income taxes		$14,923	$-	$14,923	$14,426	$-	$14,426

Income taxes (3)		216	$2,097	2,313	(188)	$2,265	2,077
Net income		$14,707	$(2,097)	$12,610	$14,614	$(2,265)	$12,349

Net income per share-basic		$1.21	$0.17	$1.04	$1.19	$0.18	$1.01
Net income per share-diluted		$1.19	$0.17	$1.02	$1.17	$0.18	$0.99
Average shares outstanding-basic		12,173	12,173	12,173	12,279	12,279	12,279
Average shares outstanding-diluted		12,405	12,405	12,405	12,467	12,467	12,467

(1) Calculated by dividing consolidated income tax expense (benefit) by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

Reconciliation of Free Cash Flow
For the Nine Months Ended January 26, 2014, and January 27, 2013
(Unaudited)
(Amounts in thousands)

	FY 2014	FY 2013
Net cash provided by operating activities	$10,994	$10,817
Minus: Capital Expenditures	(2,656)	(2,763)
Add: Proceeds from the sale of equipment	188	-
Add: Proceeds from life insurance policies	-	626
Minus: Payments on life insurance policies	(30)	-
Add: Excess tax benefit related to stock-based compensation	143	77
Effect of exchange rate changes on cash and cash equivalents	(660)	(284)

Free Cash Flow	$7,979	$8,473

-MORE-

CFI Announces Results for Third Quarter Fiscal 2014

February 25, 2014

Reconciliation of Return on Capital
For the Nine Months Ended January 26, 2014, and January 27, 2013
(Unaudited)
(Amounts in thousands)

	Nine Months Ended		Nine Months Ended
	January 26, 2014		January 27, 2013

Consolidated Income from Operations	$15,805		$15,010
Average Capital Employed (2)	77,100		71,355

Return on Average Capital Employed (1)	27.3%		28.0%

Average Capital Employed

	January 26, 2014	October 27, 2013	July 28, 2013	April 28, 2013

Total assets	$156,678	$156,242	$151,101	$144,706
Total liabilities	(47,235)	(54,727)	(52,516)	(49,123)

Subtotal	$109,443	$101,515	$98,585	$95,583
Less:
Cash and cash equivalents	(23,293)	(24,267)	(21,423)	(23,530)
Short-term investments	(7,077)	(6,220)	(6,174)	(5,286)
Income taxes receivable	-	-	(292)	(318)
Deferred income taxes - current	(7,503)	(7,745)	(7,747)	(7,709)
Deferred income taxes - non-current	(1,227)	(661)	(651)	(753)
Current maturities of long-term debt	2,200	2,200	2,200	2,200
Line of credit	573	585	560	561
Income taxes payable - current	130	304	320	285
Income taxes payable - long-term	3,953	4,141	4,176	4,191
Deferred income taxes - non-current	945	5,016	4,335	3,075
Long-term debt, less current maturities	2,200	2,200	4,400	4,400

Total Capital Employed	$80,344	$77,068	$78,289	$72,699

Average Capital Employed (2)	$77,100

	January 27, 2013	October 28, 2012	July 29, 2012	April 29, 2012

Total assets	$143,797	$142,443	$143,160	$144,716
Total liabilities	(51,831)	(47,055)	(51,329)	(55,716)

Subtotal	$91,966	$95,388	$91,831	$89,000
Less:
Cash and cash equivalents	(19,489)	(23,464)	(21,889)	(25,023)
Short-term investments	(5,237)	(5,241)	(5,200)	(5,941)
Deferred income taxes - current	(4,098)	(4,470)	(2,337)	(2,467)
Deferred income taxes - non-current	(4,172)	(4,738)	(2,715)	(3,205)
Current maturities of long-term debt	2,366	2,401	2,400	2,404
Line of credit	576	875	834	889
Income taxes payable - current	395	385	751	642
Income taxes payable - long-term	4,195	4,188	4,131	4,164
Deferred income taxes - non-current	856	856	705	705
Long-term debt, less current maturities	4,400	4,416	6,666	6,719

Total Capital Employed	$71,758	$70,596	$75,177	$67,887

Average Capital Employed (2)	$71,355

Notes:
(1)	Return on average capital employed represents operating income for the nine month period ending January 26, 2014, or January 27, 2013 divided by 3 quarters times 4 quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term debt, including current maturities, line of credit, current and noncurrent deferred tax assets and liabilities, and income taxes receivable and payable.

(2)	Average capital employed used for the nine months ending January 26, 2014 was computed using the four quarterly periods ending January 26, 2014, October 27, 2013, July 28, 2013 and April 28, 2013.
Average capital employed used for the nine months ending January 27,2013 was computed using the four quarterly periods ending January 27, 2013,October 28, 2012, July 29, 2012 and April 29, 2012.

-END-